EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159159 on Form S-8 of our report dated February 23, 2012, relating to the consolidated financial statements of Transdel Pharmaceuticals, Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Transdel Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
February 23, 2012